As filed with the Securities and Exchange Commission on August 24, 1995
                                        Registration No.________________


               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM S-8

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         IMMUCOR, INC.
     (Exact name of registrant as specified in its charter)

           Georgia                            22-2408354
 (State or other jurisdiction of         (I.R.S. Employer
  incorporation or organization)         Identification No.)

3130 Gateway Drive, P.O. Box 5625, Norcross, Georgia      30091
    (Address of Principal Executive Offices)           (Zip Code)

                         1995 Stock Option Plan
                        (Full title of the plan)

                                   Copy to:
Edward L. Gallup, President
Immucor, Inc.                           Philip H. Moise
3130 Gateway Drive                      Nelson, Mullins, Riley & Scarborough
P.O. Box 5625                           400 Colony Square
Norcross, Georgia  30091-5625           1201 Peachtree Street, Suite 2200
(404) 441-2051                          Atlanta, GA 30361
(Name, address, including zip code,
 and telephone number, including area
 code, of agent for service)


                CALCULATION OF REGISTRATION FEE
                              Proposed        Proposed
  Title of       Amount        maximum         maximum          Amount of
securities to    to be       offering price   aggregate       registration
be registered  registered(1)  per share(2)  offering price(2)     fee

  Common
Stock, $.10     672,000         $6.00
par value per   328,000        $11.50(3)      $7,804,000         $2,691
  share

     (1) The shares of Common Stock being registered represent shares of Common Stock which may be acquired pursuant to options to be granted under the Immucor, Inc. 1995 Stock Option Plan (the "Plan"). An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the Plan become operative.
     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h).
     (3) In accordance with Rule 457(h), the average of the high and low prices of such shares on August 18, 1995, quoted in the NASDAQ National Market System, as reported in The Wall Street Journal.
                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference


     The following documents heretofore filed by Immucor, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated herein by reference as of their respective dates:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

     (2) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-14820) as declared effective by the Commission on July 21, 1986, as amended by various reports and other documents filed pursuant to the Exchange Act.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of the filing of such documents.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     Not applicable.

Item 6.  Indemnification of Directors and Officers

     Section 14-2-850, et. seq., of the Georgia Business Corporation Code (the OCodeO) authorizes the Company to indemnify its directors, officers, employees and agents in certain circumstances. Section 14-2-856 expressly allows the Company to provide, with shareholder approval, indemnification rights that are broader than otherwise provided under the Code. Article Eight of the Company's Bylaws provides for broader indemnification rights than expressly provided under the Code. The following is a summary of the material provisions of Article Eight.

     Article Eight requires the Company to indemnify persons who are parties to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person was or is a director of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against expenses (including but not limited to attorneysO fees and court costs), and against any judgments, fines and amounts paid in settlement actually and reasonably incurred by them. Directors also are entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon an undertaking to repay the Company if it is ultimately determined that they are not entitled to indemnification.

          Under Article Eight, indemnification will be disallowed under the four exceptions to limitation of directors' liability under Section 14-2-202 of the Code, namely: (i) any appropriation, in violation of the directorOs duties, of any business opportunity of the Company, (ii) acts or omissions which involved intentional misconduct or a knowing violation of law,
(iii) liability under Section 14-2-832 of the Code (dealing with unlawful distributions), and (iv) any transaction from which the director derived an improper personal benefit. In addition, directors will not be indemnified as to judgments, fines and amounts paid in settlement related to a breach of duty as a director to the extent that such amounts do not exceed the director's compensation for services as a director during the 12-month period preceding the breach.
     The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations, except that the indemnification so provided need not be limited by a requirement that officers, employees and agents bear the liability up to the amount of their compensation over a 12-month period. The Board of Directors has not yet extended indemnification rights to any officers, employees or agents.

     The Company, upon authorization by the Board of Directors, has the power to enter into an agreement or agreements providing to any person who was or is a director, officer, employee or agent of the Company, indemnification rights substantially the same as those provided to directors under Article Eight. The Company currently does not plan to enter into any such agreements of indemnity.

     The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify him against such liability under Article Eight.

Item 7.  Exemption from Registration Claimed

     Not applicable.

Item 8.  Exhibits

Exhibit
Number              Description

4.1 1995 Stock Option Plan (incorporated by reference to Exhibit 10.14 to Immucor, Inc.'s Annual Report on Form 10-K for the fiscal year ended May 31, 1995).

4.2            Immucor, Inc. Shareholder Rights Plan, adopted
               April 7, 1989 (incorporated by reference to Exhibit
               4.1 to Immucor, Inc.Os Current Report on Form 8-K dated April 7, 1989).

5.1            Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Nelson Mullins Riley & Scarborough, L.L.P.
               (included in Exhibit 5.1)

24             Power of Attorney

Item 9.  Undertakings

     (a)       The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the CompanyOs annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit planOs annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia on this 24th day of August, 1995.


                                        IMMUCOR, INC.


                                        By:  /s/ Richard J. Still
                                             Richard J. Still
                                             Senior Vice President-Finance,
                                             Secretary and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 24, 1995.


     Signatures                              Title

     *                                  Chairman of the Board, President
Edward L. Gallup                        and Chief Executive Officer
                                        (Principal Executive Officer)

     *                                  Director, Senior Vice President -
Richard J. Still                        Finance,Secretary and Treasurer
                                        (Principal Financial and Accounting
                                         Officer)

    *                                   Director, Senior Vice President-
Ralph A. Eatz                           Operations

     *                                  Director
Daniel T. McKeithan

     *                                  Director
Didier M. Lanson

     *                                  Director
Josef Wilms

     *                                  Director
Dr. Gioacchino De Chirico


*By: /s/ Richard J. Still
     Richard J. Still
     as Attorney-in-Fact
                          EXHIBIT INDEX


Exhibit                            Document

4.1 1995 Stock Option Plan (incorporated by reference to Exhibit 10.14 to Immucor, Inc.'s Annual
               Report on Form 10-K for the fiscal year ended
               May 31, 1995).

4.2            Immucor, Inc. Shareholder Rights Plan, adopted
               April 7, 1989 (incorporated by reference to
               Exhibit 4.1 to Immucor, Inc.'s Current Report on Form 8-K dated April 7, 1989).

5.1            Opinion of Nelson Mullins Riley & Scarborough, L.L.P.

23.1           Consent of Deloitte & Touche LLP

23.2           Consent of Nelson Mullins Riley & Scarborough, L.L.P.
               (included in Exhibit 5.1)

24             Power of Attorney